Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

NURIX THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	3,000,000 (3)	$24.69	$74,070,000	0.00015310	$11,341
Total Offering Amounts					$74,070,000	—	$11,341
Total Fee Offsets							—
Net Fee Due							$11,341

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of Nurix Therapeutics, Inc. (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)Estimated pursuant to Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee for the shares to be reserved under the Registrant’s 2024 Equity Inducement Plan, on the basis of the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Market (“Nasdaq”) on October 30, 2024.

(3)Represents shares of the Registrant’s common stock reserved for issuance upon the exercise of stock options and the settlement of restricted stock unit awards under the Registrant’s 2024 Equity Inducement Plan to be granted by the Registrant to certain employees as a material inducement to their acceptance of employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4).